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                                                                    EXHIBIT 11.2

                      PHYSICIANS INSURANCE COMPANY OF OHIO

                       COMPUTATION OF EARNINGS PER SHARE

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                                                                         DECEMBER 31,
                                           JUNE 30,       ------------------------------------------
                                             1996            1995            1994            1993
                                          -----------     -----------     -----------     ----------
                                          (UNAUDITED)
Primary Earnings Per Share
Earnings:
  Net Income............................  $ 1,199,958     $15,672,976     $14,720,988     $  108,281
Common shares outstanding:
  Weighted average common shares
     outstanding........................    5,132,427       5,150,472       4,792,433      3,147,113
Add: Adjustment for outstanding stock
  options...............................      227,458          37,682          30,035          2,724
                                           ----------     -----------     -----------     ----------
Total weighted average common share
  outstanding...........................    5,359,885       5,188,154       4,822,468      3,149,837
Net Income (loss) per common share:
  Continuing operations.................  $      0.22     $      3.02     $      3.90     $     (.20)
  Discontinued operations before change
     in discount rate...................                                                         .23
  Cumulative effect of change in
     discount rate......................                                        (0.85)
                                           ----------     -----------     -----------     ----------
  Net income (loss) per common share....  $      0.22     $      3.02     $      3.05     $     0.03
                                           ==========     ===========     ===========     ==========
Proforma amounts assuming new discount
  rate is applied retroactively:
Net income (loss).......................                                   18,830,929     $1,851,065
Net income (loss) per share.............                                  $      3.90     $     0.59
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